Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made this 1st day of October, 2014, between CST Services, LLC, a Delaware limited liability company (“Company”), a wholly owned subsidiary of CST Brands, Inc., a Delaware corporations (“CST”), and Joseph V. Topper, Jr., an individual (“Executive”).

WHEREAS the Company desires to employ Executive and Executive desires to be employed by the Company, on terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Term of Employment. Executive’s employment under this Agreement shall be for a period of one (1) year commencing on October 1, 2014 (“Commencement Date”) and shall end on September 30, 2015 (“Term Date”). On the Term Date, this Agreement shall automatically renew for an additional one (1) year term (“Renewal Term”) unless (a) the Parties agree to another agreement that replaces this Agreement, or (b) either party gives written notice not less than 60 days prior to the Term Date that the Agreement will not be renewed (“Notice of Non-renewal”).

2. Duties. Executive shall during his employment hereunder serve as the President and Chief Executive Officer of Lehigh Gas GP LLC (“Partnership”) reporting to the Chairman of the Board of the Partnership. As such, Executive shall devote his full business time and effort to the performance of his duties for the Partnership, in its capacity as the general partner of Lehigh Gas Partners, L.P., which he shall perform faithfully and to the best of his ability. Executive shall have all of the customary powers and duties associated with his position. Executive shall be subject to the Company’s policies, procedures, and approval practices in effect from time to time for all senior executives of the Company.

3. Compensation and Related Matters.

(a) Base Salary. The Company shall pay Executive base salary at an annual rate of five hundred and twenty-five thousand ($525,000.00) dollars. Executive’s base salary shall be paid in conformity with the Company’s salary payment practices generally applicable to similarly situated Company executives during the term of employment hereunder, unless modified by the Compensation Committee of the Board of Directors of CST.

(b) Short Term Incentive (“STI”) Award. Executive shall be eligible to receive a bonus following the Term Date, and if applicable the Renewal Term Date, with the STI Target equal to seventy five (75%) percent of his Base Salary. The timing of payment, the performance metrics and the achievement of performance metrics is to be determined by the Compensation Committee of the Partnership.

(c) Long Term Incentive (“LTI”) Award. Executive shall be eligible to receive an equity award equivalent to two hundred (200%) percent of his Base Salary, the timing of annualized grants or vesting and the method of delivery to be approved by the Compensation Committee of the Partnership.

(d) Benefits. During his employment, Executive shall be entitled to participate in all employee benefit plans and programs, including paid vacation, to the same extent generally available to similarly situated executives of the Company, in accordance with the terms of those plans and programs. Vacation pay entitlements accrue on a monthly basis and may not be carried over from calendar year to year.

(e) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses, consistent with Company policy for similarly situated Executives of the Company, he incurs in connection with his employment, but he must incur and account for those expenses in accordance with the policies and procedures established by the Company.

4. Termination.

(a) Discharge for Cause. The Company may terminate Executive’s employment for Cause. Cause shall mean (i) the willful and continued failure by Executive substantially to perform Executive’s duties under this Agreement (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Executive by Company that specifically identifies the manner in which Company believes that Executive has not substantially performed such Executive’s duties, (ii) the willful engaging by Executive in conduct demonstrably injurious to Company and/or the Partnership, (iii) Executive’s conviction of or plea of nolo contendere to a felony or other crime involving fraud, dishonesty or moral turpitude; or (iv) Executive’s willful or reckless violation or disregard of Company’s and/or Partnership’s Code of Business Conduct and Ethics; provided that with respect to (i), such breach shall not constitute Cause if, within 10 business days after Executive is given written notice of such breach, Executive cures such breach to the fullest extent that it is curable. With respect to the above definition of “cause”, no act or conduct by Executive will constitute “cause” if Executive acted: (i) in accordance with the instructions or advice of counsel representing Company or the Partnership, or (ii) as required by legal process. For purposes of this definition, no act, or failure to act, on the part of Executive shall be considered “willful” unless done, or omitted to be done, by such Executive without reasonable belief that such Executive’s action or omission was in the best interests of Company or the Partnership and was lawful.

(b) Discharge Other Than for Cause. The Company may terminate Executive’s employment at any time for any reason, and without advance notice prior to the Term Date or Renewal Term Date, if renewed, upon written notice of early termination (“Early Termination Notice”). If Executive is given an Early Termination Notice, he will only receive the balance of his remaining Base Salary through the end of the applicable term, together with any STI Award and LTI Award (which Awards will continue under the same terms and in the same manner as if Executive had not received an Early Termination Notice) provided that, within 30 days after termination of employment, he signs a general release of claims, in the form attached hereto as Exhibit A, in favor of the Company, the Partnership and each of their related companies and affiliates; provided that if Executive fails to execute a timely general release of claims, the Executive shall forfeit all rights hereunder.

(c) Release Requirement. Executive shall not be entitled to the payment under 4(b) of this Agreement unless the Executive’s general release of claims (substantially in the form attached as Exhibit A) becomes final and irrevocable within 60 days after the date on which his employment terminates. Any amounts payable to Executive und 4(c) of this Agreement will be paid in the manner in which they had been or are to be paid as if Executive had been employed to the end of the remaining applicable term (if prior to the Term Date, there will be no Renewal Term or entitlement to any benefits for the Renewal Term.)

5. Section 409A Delay. If Executive is a “specified employee” (under Internal Revenue Code Section 409A) at the time of terminating employment, then any benefit as to which Section 409A penalties could be assessed that becomes payable to Executive on account of Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) will not be paid to Executive until after the end of the sixth calendar month beginning after Executive’s separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, without interest or other earnings on any of them. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay. Each payment under this Agreement shall be considered a separate payment for purposes of Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-2(b)(2).

(a) Confidentiality. During the term of Executive’s employment, in exchange for his promises to use such information solely for the benefit Company and/or the Partnership, the Company will provide Executive with Confidential Information concerning, among other things, its business, operations, clients, investors, and business partners. “Confidential Information” refers to information not generally known by others in the form in which it is used by the Company and/or the Partnership, and which gives the Company and/or the Partnership a competitive advantage over other companies which do not have access to this information, including secret, confidential, or proprietary information or trade secrets of the Company and its subsidiaries and affiliates and/or the Partnership, conveyed orally or reduced to a tangible form in any medium, including information concerning the operations, future plans, customers, business models, strategies, and business methods of the Company and its subsidiaries and affiliates and/or the Partnership, as well as information about customers, clients and business partners of the Company and/or the Partnership and their respective operations and confidential information. In addition, the term “Confidential Information” includes the existence of, and the terms and conditions contained in, this Agreement. “Confidential Information” does not include information that (i) Executive knew prior to his employment with the Company or any predecessor company, (ii) subsequently came into Executive’s possession other than through his work for the Company and/or the Partnership or any predecessor company and not as a result of a breach of any duty owed to the Company, or (iii) is generally known within the relevant industry.

6. Promise Not to Disclose. Executive promises never to use or disclose any Confidential Information before it has become generally known within the relevant industry through no fault of Executive. Notwithstanding this paragraph, Executive may disclose Confidential Information (i) during his employment for the benefit of the Company and/or the Partnership, (ii) as required to do so by court order, subpoena, or otherwise as required by law, provided that upon receiving such order, subpoena, or request and prior to disclosure, Executive shall provide written notice to the Company of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with the Company to lawfully resist disclosure of the information, and (iii) to an attorney for the purpose of securing professional advice, provided that such attorney has been advised of the confidential nature of such information and has agreed in writing to keep such information confidential in accordance with the terms hereof.

7. Promise Not to Solicit. Executive agrees that, during his employment with the Company and for a period (the “Restricted Period”) equal to the greater of (i) the balance of the Employment term and (ii) one year following termination of Executive’s Employment for Cause or Executive’s resignation without Good Reason: (1) as to any prior, current or prospective customer, client, consultant, broker, business partner of the Company and/or the Partnership or any other party with whom the Company and/or the Partnership had dealings or about whom Executive acquired proprietary information during his employment, Executive will not solicit, attempt to solicit, assist others to solicit, or accept any unsolicited request from the customer, client, consultant, broker or business partner to engage or invest in, own, manage, finance or participate in the ownership management, operation, financing or control of, or do business with, any person or entity other than the Company or its affiliates and/or the Partnership; and (2) Executive will not solicit, attempt to solicit, assist others to solicit, hire, or assist others to hire for employment any person who is, or within the preceding six months was, an officer, manager, employee, or consultant of the Company or its affiliates and/or the Partnership (other than his personal assistant). Executive agrees that the restrictions set forth in this paragraph do not and will not prohibit his from engaging in his livelihood and do not foreclose his working with customers, clients or business partners not identified in this Section 7. The restrictions in this Section 7 regarding the prohibition on solicitations (as opposed to hires) shall not apply to any solicitation directed at the general public and the restrictions regarding hiring shall not apply to any former employee terminated by CST or any Affiliate of CST.

8. Promise Not to Engage in Certain Employment. Executive agrees that, during his employment with the Company and for the duration of the Restricted Period, he will not, without the prior written consent of the Company, accept any employment; provide any services or advice; or assist or engage in any activity; or in any way be associated with, lend his name or credit to (whether as an employee, consultant, independent contractor or in any other capacity, whether paid or unpaid) with any business that, at any time during the Restricted Period, is engaged in the business that the Company and/or the Partnership was engaged in during the term of Executive’s employment with the Company and/or the Partnership or whose products, services or activities compete with the Company and/or the Partnership, or their affiliates. Notwithstanding any provision of this Agreement to the contrary, Executive may continue to engage in activities related to businesses he controls as of the Commencement Date, including, without limitation, those businesses acquired by Lehigh Gas Corporation (“LGC”) or an affiliate of LGC pursuant to the Carve Out Transaction (as defined in the GP Purchase Agreement, dated as of August 6, 2014, by and among LGC, CST, GP, LLC and CST).

9. Return of Information. When Executive’s employment with the Company ends, he will promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, of or pertaining to it or its affiliates in his possession or control.

10. Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during Executive’s employment with the Company (except intellectual property that has no relation to the Company or its business that Executive developed, etc., purely on his own time and at his own expense), shall be the sole and exclusive property of the Company and/or the Partnership, and Executive hereby assigns all rights, title, and interest in any such intellectual property to the Company a and/or the Partnership.

11. Enforcement of This Section. This section shall survive the termination of this Agreement or Executive’s employment for any reason. Executive acknowledges that (a) this section’s terms are reasonable and necessary to protect the Company’s legitimate interests, (b) this section’s restrictions will not prevent his from earning or seeking a livelihood, (c) this section’s restrictions shall apply wherever permitted by law, and (d) the violation of any of this section’s terms would irreparably harm the Company. Accordingly, Executive agrees that, if he violates any of the provisions of this section, the Company or any Group member shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking. In the event that any covenant in this Section 11 is held to be unenforceable or against public policy by a court of competent jurisdiction or designated arbitrator such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction or arbitrator may determine to be reasonable, will be binding and enforceable against Executive.

12. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

13. Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas (excluding any that mandate the use of another jurisdiction’s laws).

14. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. Without Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

15. Taxes. The Company shall withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law. Executive shall be solely responsible for all taxes imposed on Executive by reason of the receipt of any amount of compensation or benefits payable to Executive hereunder. The Company shall not have any obligation to pay, mitigate, or protect Executive.

16. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, If individual is determined to be a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for under this agreement, together with any other payments and benefits which individual has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for under this agreement shall be reduced so that the present value of such total amounts and benefits received by individual from the Company and its affiliates will be one dollar ($1.00) less than three times Participant’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Participant shall be subject to the excise tax imposed by section 4999 of the Code.

17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

19. Entire Agreement. All oral or written agreements or representations express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CST SERVICES LLC

By:	/s/ Henry P. Martinez
Henry P. Martinez
Senior Vice President of Human Resources

EXECUTIVE

/s/ Joseph V. Topper, Jr.
Joseph V. Topper, Jr.

Signature Page to Topper Employment Agreement

Exhibit A

Form of Settlement and General Release

SETTLEMENT AND GENERAL RELEASE

In order to settle as fully as possible all known and unknown claims I, Joseph V. Topper, Jr., might have against CST Services LLC, its parent, subsidiary, affiliated and related companies (collectively “CST” or “Company”) and CST GP LLC and Lehigh Gas Partners LP, its subsidiary, affiliated and related companies (the “Partnership”) and all related parties identified below, the Company and I agree as follows:

(a) Termination of Employment: [—] 31, [—] shall be my last day of employment with CST and the Partnership and its associated and affiliated entities (collectively, including, without limitation, Company and the Partnership, the “Company Group”), and I shall on or before such date resign from all positions that are directly or indirectly related to my employment with the Company Group, or to any of its benefit plans.

(b) Severance Benefits: I will receive the following: (1) continuation of my base salary through [—], 20[—]; and (2) payment of my anticipated bonus under Section 3(b) of my employment agreement with the Company for the year in which employment terminates. The cash payments hereunder, and my gain from stock awards, will be treated as wages and reported on IRS Form W-2 and its state and local equivalents as income to me, in accordance with the Company Group’s determinations in accordance with applicable law.

(c) Release of Claims: In consideration of my receipt of the payment described above, I release (i.e., give up) all known and unknown claims, promises, causes of action, or similar rights of any type that I presently have against the Company Group, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures of each entity in the Company Group, and all of their past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs and other related parties (collectively, the “Released Parties”). For example, I am releasing all common law contract, tort, or other claims I may have which arise out of or are connected with my employment with, compensation or benefits (other than those to which I am entitled by law, e.g. 401(k) and COBRA) for services with, or my separation or termination from, the Company Group, as well as claims I might have –

(i) under the Age Discrimination in Employment Act (ADEA), including the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Americans with Disabilities Act (ADA), the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974 (ERISA), the Worker Adjustment Retraining and Notification Act (WARN), and any similar domestic or foreign laws, such as the Texas Employment Discrimination Law; or

(ii) under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any employment policies, practices or procedures of the Company or any of its affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or

(iii) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

(d) Challenge to Validity and Communication with Government Agency: Nothing in this Agreement, including but not limited to the provisions in paragraphs (f)(viii) ad (f)(x), (a) limits or affects my right to challenge the validity of the release contained herein under the ADEA or Older Workers Benefit Protection Act; or (b) precludes me from filing an administrative charge or otherwise communicating with any federal, state, or local government office, official, or agency. I promise never to seek or accept any damages, remedies, or other relief for myself personally with respect to any claim released by paragraph (c) of this Agreement.

(e) Applicable Law: This Agreement is governed by the laws of the State of Texas, and federal law when or where applicable.

(f) Representations and Promises: The Company and I acknowledge and agree that:

(i) Complete Agreement: This Agreement is the entire agreement between me and the Company Group, except as specifically provided paragraph (f)(ii) below. It shall not be construed strictly for or against me, the Company Group, or any Released Party.

(ii) Certain Obligations and Agreements Continue: This Agreement is entered into solely to resolve fully all matters related to or arising out of my employment with and termination from the Company, and its execution, and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement. Nevertheless, I agree to remain bound by any Company or Company Group agreement or policy relating to confidential information, invention, non-solicitation, noncompetition, or similar matters to which I am now subject.

(iii) Return of Property: I agree that as of the date hereof, I have returned to the Company Group any and all property, tangible or intangible, relating to my employment with the Company Group, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data bases and other data), that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data bases or other data, and that I shall promptly take any and all actions that the Company may reasonably request in order to give full effect to this provision.

(iv) Non-Admission/Inadmissibility: I agree that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company Group, any Released Party, or yourself of any improper or unlawful conduct. This Agreement is entered into solely to resolve fully all matters related to or arising out of my employment with, compensation and benefits from, and termination from the Company, and its execution, and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

(v) Amendments: This Agreement only may be amended by a written agreement that the Company and I both sign.

(vi) Taxes: I am responsible for my own tax obligations and will not seek to hold the Released Parties responsible for any such obligations. I agree that the Company is to report the payments in (a) above to tax authorities and to withhold taxes from the payment in (a) above as it determines it is legally required to do.

(vii) Representations: I have not assigned or transferred any claim that I am releasing in this Agreement. When I decided to sign this Agreement, I was not relying on any representations that are not in this Agreement. The Company would not have agreed to pay me in exchange for this Agreement but for the representations and promises I am making by signing it.

(viii) No Disparagement or Harm: I agree not to criticize, denigrate, or otherwise disparage the Company, the Company Group, any other Released Party, or any of their respective businesses, properties, policies, practices or standards of business conduct. However, nothing in this subsection shall prohibit me from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law. The Company shall, upon my written request, provide a neutral recommendation confirming my past employment and service dates.

(ix) Employment: I promise not to seek employment with the Company, the Company Group or any Released Party unless it asks me to do so in writing.

(x) This Agreement to be Kept Confidential: I will never disclose the terms, amount, or existence of the settlement or this Agreement, to anyone other than a member of my immediate family or professional advisor. Such a person’s violation of this confidentiality requirement shall be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent required by law.

(xi) Effect of Void Provision: If the Company or I successfully assert that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it. If this Agreement is cancelled, I will repay the amount I received for signing it.

(xii) Consideration of Release: I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. I have consulted with a lawyer before signing this Agreement. I understand that, if I choose to do so, I may take up to 21 days to consider whether to sign this Agreement. I also understand that for seven days after I sign it, I may revoke this agreement. But to do so, I must deliver a written notice of revocation to              at Paul Hastings LLP,             , within seven days of signing it. If I revoke this agreement, it will not go into effect and I will not receive the special payments or benefits described in it. If, however, I do not revoke this agreement within seven days of signing it, I will remain bound by its terms.

Executed this day of ,

My Signature:

My Printed Name:

CST Services LLC

By:
Name:
Title:

A-4